Exhibit 99.6

FORM OF NOMINEE HOLDER CERTIFICATION
GUARANTY FINANCIAL GROUP INC.
Up to [          ] Shares of Common Stock Issuable Upon the Exercise of Subscription
Rights Distributed to the Record Stockholders of Guaranty Financial Group Inc.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF GUARANTY FINANCIAL GROUP INC. DATED JUNE 2, 2008 (THE “PROSPECTUS”).

The undersigned, a broker, custodian bank, or other nominee (the “Nominee Holder”) of non-transferable subscription rights (the “Rights”) to purchase shares of common stock of Guaranty Financial Group Inc. (the “Company”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, to Computershare Trust Company, N.A., as subscription agent for the rights offering, and to D.F. King &Co., Inc., as information agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below pursuant to the basic subscription right, and on behalf of beneficial owners of rights who have exercised their basic subscription right in full, the right to purchase the number of additional shares of common stock pursuant to the over-subscription privilege, listing separately each exercised basic subscription right and the corresponding over-subscription privilege:

	Number of Shares of	Number of Shares Subscribed	Number of Shares
	Common Stock Owned	For Pursuant to Basic	Subscribed For Pursuant to
	on the Record Date	Subscription Right	Over-Subscription Privilege
1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Print Name of the Nominee Holder:
By:
Print Signer’s Name:
Print Title:
Contact Name:
Contact Phone Number: